Exhibit 99.1

June 8, 2015

Mr. David A. Moylan

15 Charles Road

Bernardsville, NJ 07924

via email

Dear Dave:

As approved in the Dataram Board of Directors meeting held on June 8, 2015, we are pleased to extend to you an offer of employment with Dataram Corporation (the “Company”) and believe the Company can provide you with an outstanding opportunity to continue the development of your career. Below please find the basic terms and conditions of employment contained in our offer to you. If you have any questions please do not hesitate to contact me.

1)	Employment Effective: June 8, 2015

2)	Term of Employment: The Company will employ you for a period of 36 months. If not terminated at the end of the period by either party, the agreement will continue on year-to-year basis.

3)	Position Title: CEO and President, Dataram Corporation.

4)	Reporting Relationship:
a)	You will report directly to the Board of Directors of the Company.
b)	Reporting to the CEO/President include the following functions: sales, finance, accounting, purchasing and supply management, logistics, manufacturing, quality assurance, marketing, engineering, IT, and Investor Relations.

5)	Cash Compensation:
a)	Base Salary:
i)	Effective upon date of hire your starting base salary will be $200,000 on an annualized basis paid in semi-monthly pay period increments, less appropriate withholdings.
ii)	Future base salary reviews will be conducted on an annual basis and be subject to individual performance and overall Company performance.

b)	Incentive Compensation:
i)	You will be designated as a plan participant in the Company's FY 2016 Annual Incentive Compensation Plan when established; targeted at 50% of your base salary.

6)	Reimbursement for Expenses
a)	The Company will reimburse you for all documented expenses properly incurred by you in the performance of your duties under this agreement.

7)	Stock Grant
a)	As part of the role, and in partial consideration for your work as the company’s interim President and CEO, you will be granted 25,000 shares of the Company’s common stock with the value determined as of market close on June 8, 2015, which fully vests upon acceptance of the offer.
b)	You will be eligible to receive additional shares of the Company‘s common stock based on Company growth, individual contributions, and strategic initiatives.

8)	Grant of Options
a)	As part of the role, and in partial consideration for your work as the interim President and CEO, you are further granted a right to purchase up to 50,000 shares of the Company’s Common Stock at $1.00 per share (“exercise price”). The options are 100% vested and exercisable upon acceptance of the offer. These options expire three years from date of award, on June 7, 2018.
b)	You will be eligible to receive additional option grants based on Company growth, individual contributions, and strategic initiatives.

9)	Board Responsibilities
i)	During your tenure as CEO and President, you will also be nominated at each meeting of the Company’s stockholders to serve on the Company’s Board of Directors as a non-independent director.

10)	Paid Time Off (PTO)
a)	Paid time off is on a calendar year basis. You will receive 24 days each year in personal Paid Time Off, accrued per company policy.

11)	Healthcare, Life Insurance, 401k, holidays and other benefits:
a)	You and your eligible dependents will be eligible for coverage under the Company’s healthcare plan effective on the first day of employment.
b)	All other benefits not specifically defined in this offer letter will be provided consistent with the Company's policies and program.

12)	Confidentiality & Non-Solicitation Agreement:
a)	As a condition of this offer, you will be required to sign a Change in Control Severance Agreement and Employer Protection Agreement.

13)	The above employment offer is for employment at-will.

This letter supersedes any previous discussions you may have had about the terms of your possible employment with the Company or any of its direct or indirect subsidiaries. By accepting this offer, you acknowledge that you are not relying and have not relied on any oral or written statements, promises or representations made by any employee, agent or representative of the Company or any of its direct or indirect subsidiaries that are not expressly set forth in this letter and its attachments.

Sincerely,

Michael E. Markulec	David A. Moylan
Director
Dataram Corporation
On behalf of the Board of Directors	Date Accepted

Cc: Tony Lougee, Personnel file